CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 3 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 11, 1997, relating to the financial statements and financial highlights appearing in the September 30, 1997 Annual Report to Shareholders of Evergreeen Fund, Evergreen Aggressive Growth Fund and Evergreen Micro Cap Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in such Prospectuses and under the heading "Independent Auditors" in such Statement of Additional Information.


Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York  10036
January 27, 1998